WELLSFORD REAL PROPERTIES, INC.
                             610 Fifth Avenue
                         New York, New York  10020
                 (212) 333-2300       Fax: (212) 333-2323



FOR IMMEDIATE RELEASE:


                      WELLSFORD REAL PROPERTIES, INC.
                             ADDS NEW DIRECTOR


NEW YORK, November 30, 1998 -  Wellsford Real Properties, Inc. (AMEX:
"WRP") announced today that Richard S. Frary will join its Board of Directors effective December 1, 1998.

Mr. Frary, age 51, is the founding partner of Tallwood Associates, a private real estate firm engaged in real estate acquisitions, management and development. He also serves as a director of Washington Homes, Inc. and CGA Group, Ltd. From 1995 to 1998, he served as a trustee of Value Property Trust ("VPT"). WRP acquired VPT in 1998 for $170 million.

Mr. Jeffrey H. Lynford, Chairman of WRP, stated, "Richard has valuable real estate knowledge as a result of his 25 years in the industry. Also, he has the reputation of being a thoughtful, experienced real estate professional, and therefore he will be a strong addition to our Board. After we negotiated VPT, we decided that we wanted him on our team."

Wellsford Real Properties, Inc. is a real estate merchant banking firm headquartered in New York City, which acquires, develops, finances and operates real properties and organizes and invests in private and public real estate companies.

Press Contact: Jeffrey H. Lynford
               Chairman
               Wellsford Real Properties, Inc.
               (212) 333-2300